Exhibit 99.1

Cereplast Completes Purchase of Manufacturing Plant in Italy to
Help Serve Growing Demand for Bioplastic Materials in Europe

Total Production Capacity to Increase 138%

EL SEGUNDO, Calif., Oct. 26, 2011 (GLOBE NEWSWIRE) — Cereplast, Inc. (Nasdaq:CERP — ), a leading manufacturer of proprietary biobased, compostable and sustainable plastics, has completed its purchase of a manufacturing plant in Assisi (Cannara), Italy that will serve as the hub for the company’s European bioplastics production. This initiative enables Cereplast to further expand its capabilities to produce and deliver bioplastic products to the European marketplace.

“This purchase reflects Cereplast’s strong commitment to serving Europe’s burgeoning bioplastics market and we’re proud to be the first bioplastics manufacturer to have production facilities on two different continents,” said Frederic Scheer, Chairman and Chief Executive Officer of Cereplast. “This new plant strengthens our ability to meet soaring demand for bioplastics in the region, which is expected to reach one million tons by 2014 according to European Plastics, representing an approximate 33% increase per year. Upon completion of the first phase of development of the plant, we will have dramatically expanded our manufacturing capacity from 36,000 tons to 86,000 tons which will enable us to satisfy the accelerating number of supply and distribution agreements we continue to secure.”

Monte De Paschi di Sienna (MPS), a leading Italian bank, is providing funding that will cover the majority of the costs associated with the purchase and refurbishment of the facility. IntesaSanPaolo Bank participated as well in opening credit facilities totaling over one million euros to Cereplast Italia SpA with the support of Eurofidi. The remainder of the project will be subsidized with loans and grants from local government agencies.

Scheer continued, “We were pleased to work with top-tier Italian institutions like MPS and IntesaSanPaolo to finance this facility and accomplish this significant milestone for our company in an overall challenging economic landscape in Europe. The support of local institutions coupled with the commitments of local government agencies underscores Italy’s dedication to job creation, clean technology, the environment and the potential benefits that Cereplast can bring to the region.”

Vinicio Bottachiari, Executive Director of Sviluppumbria SpA, a regional organization that promotes economic development in Umbria, Italy said, “Sviluppumbria is committed to helping further develop the economy in Umbria while also improving the overall social and environmental quality in the region. We are pleased to welcome Cereplast’s new bioplastics facility in Assisi, as not only will it create new jobs, but the material that it manufactures is earth friendly and offers a lower carbon footprint. With the ban on plastic bags that was passed this year in Italy, demand for bioplastics is expected to increase exponentially as manufacturers seek out alternatives to traditional plastic.”

Management estimates the total cost of the purchase and refurbishment of the facility will be approximately 12 million euros. The company intends to build a 125,000 square foot plant with capacity of approximately 100,000 tons or about 220 million pounds, which will be completed in two phases. The first phase will allow for a 50,000 ton capacity with manufacturing expected to begin by the fourth quarter of 2012, with the second phase expected to be completed based on market demand. Being developed on the site of a former industrial plant, the company expects to benefit from existing infrastructure, including its chemical site permit.

About Cereplast, Inc.

Cereplast, Inc. (Nasdaq:CERP — News) designs and manufactures proprietary biobased, sustainable plastics which are used as substitutes for traditional plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with traditional plastics. On the cutting-edge of biobased plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables(R) resins are ideally suited for single-use applications where high biobased content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables(R) resins combine high biobased content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com. You may also visit the Cereplast social networking pages at Facebook.com/Cereplast, Twitter.com/Cereplast and Youtube.com/Cereplastinc.

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